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                                                                     EXHIBIT 5.1


                                                                     FILE NUMBER
                                                                          833290



                                 May 19, 1997



Alexandria Real Estate Equities, Inc.
251 South Lake Avenue, Suite 700
Pasadena, California 91101

          Re:  Registration Statement on Form S-11
               (No. 333-23545)
               -----------------------------------

Ladies and Gentlemen:

          We have served as Maryland counsel to Alexandria Real Estate Equities, Inc., a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the registration of up to 7,762,500 shares (the "Shares") of Common Stock, $.01 par value per share (the "Common Stock"), of the Company (including 1,012,500 shares of Common Stock which the Underwriters have the option to purchase solely to cover over-allotments, if any), covered by the above-referenced Registration Statement (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

          In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

          1. The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;
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Alexandria Real Estate Equities, Inc.
May 19, 1997
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          2.  The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

          3. The Bylaws of the Company, certified as of a recent date by an officer of the Company;

          4. Resolutions adopted by the Board of Directors of the Company (the "Board") relating to the sale, issuance and registration of the Shares and the creation of, and delegation of authority to, a pricing committee thereof (the "Pricing Committee"), certified as of a recent date by an officer of the Company (the "Resolutions");

          5. The form of certificate representing a share of Common Stock, certified as of a recent date by an officer of the Company;

          6. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

          7. A certificate executed by Peter J. Nelson, Chief Financial Officer, Treasurer and Secretary of the Company, dated as of a recent date; and

          8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

          In expressing the opinion set forth below, we have assumed and, so far as is known to us, there are no facts inconsistent with, the following:

          1. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding.

          2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
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Alexandria Real Estate Equities, Inc.
May 19, 1997
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          3.   Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

          4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There are no modifications of or amendments to the Documents, and there has been no waiver of any of the provisions of the Documents, by act or omission of the parties or otherwise.

          5. In accordance with the Resolutions, the Board, or the Pricing Committee or another duly authorized committee of the Board, will duly adopt resolutions (the "Pricing Resolutions") including all terms and conditions required by the Maryland General Corporation Law, as amended, prior to the issuance of the Shares.

          6. The Shares will not be issued or transferred in violation of any restriction or limitation contained in Article VII of the Charter.

          The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

          Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

          1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

          2. The Shares have been duly authorized and, when and if delivered against payment therefor in accordance with the Resolutions, the Pricing Resolutions and any other resolutions of the Board of Directors, or the Pricing Committee or any other duly authorized committee of the Board of Directors, authorizing
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Alexandria Real Estate Equities, Inc.
May 19, 1997
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their issuance, the Shares will be duly and validly issued, fully paid and nonassessable.

          The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements. We express no opinion as to compliance with the securities (or "blue sky") laws of the State of Maryland or federal securities laws.

          We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

          This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                                  Very truly yours,

                                  /s/ Ballard Spahr Andrews & Ingersoll